Exhibit 99.1
PGT Reports First Quarter 2007 Results
VENICE, FL, May 2, 2007 —PGT, Inc. (Nasdaq: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, today announced financial results for its first quarter ended March 31, 2007.
“During the first quarter of 2007, we continued to execute our strategy of gaining market share and controlling costs during the current housing downturn. The industry experienced a decline in housing permits of 52% in the first quarter of 2007 while our revenues declined 24.6%, in each case compared to the first quarter of 2006,” said Rod Hershberger, PGT’s President and Chief Executive Officer. “In addition, we have adjusted our operating cost structure in response to the current market conditions, and as a result of these actions, improved EBITDA as a percent of sales to 11.5% compared to 8.5% in the fourth quarter of 2006.”
First Quarter 2007 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents.)
•	Total revenues for the first quarter were $72.7 million, a decrease of 24.6%, versus $96.4 million for the same period in 2006. The decrease is largely due to the market conditions described above which impacted most of our product lines.

•	Gross margin percentage for the first quarter was 34.1%, compared to 37.1% in the same quarter of 2006. Gross margin decreased as a result of declining operating leverage due to lower overall sales volumes and an increase in aluminum costs.

•	SG&A spending decreased by $1.6 million from the prior year quarter mainly due to lower distribution costs associated with lower overall sales volumes.

•	First quarter net income (loss) was $0.8 million compared to $(14.1) for the same period in 2006. On an adjusted basis, first quarter net income was $0.8 million versus $6.7 million in the same quarter of 2006, a decrease of $5.9 million.

•	Diluted weighted average shares outstanding for the first quarter of 2007 were 28,365,737 compared to 15,749,483 for the same quarter last year. The higher share count was mainly due to our IPO, which was completed in June 2006. Assuming the IPO were completed at the beginning of each of the respective reporting periods, the pro forma diluted weighted average shares outstanding for the first quarters of 2007 and 2006 were 28,365,737 and 27,848,416, respectively.

•	Net income (loss) per diluted share for the first quarter was $0.03 compared to $(0.89) for the comparable period of 2006. On an adjusted basis, net income per pro forma diluted share was $0.03, compared to $0.24 for the prior year period.

•	EBITDA for the first quarter was $8.3 million versus $(8.8) million for the comparable period of 2006. On an adjusted basis, EBITDA for the first quarter was $8.3 million versus $18.5 million for the comparable period of 2006.

Commenting on the first quarter results, Jeff Jackson, PGT’s Chief Financial Officer, stated, “We reduced our manufacturing expenses and improved gross margin by 5.3% over the fourth quarter of 2006 to 34.1%. We prepaid $20 million of our long term debt, and will carefully continue to manage our cost structure in light of our lower sales volumes.”
Mr. Hershberger further commented, “In response to the deterioration in the housing market, we have taken a number of steps to maintain profitability and conserve capital. Despite the unfavorable operating conditions, we still believe we can continue to outperform our underlying markets by executing our core business model and operating strategy regardless of cyclical declines in housing demand.”
Conference Call
As previously announced, PGT will hold a conference call Thursday, May 3, 2007, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 866-700-5192 (U.S. and Canada) and 617-213-8833 (international). Refer to passcode 87133790. A replay of the call will be available beginning May 3, 2007 at 12:30 pm Eastern time through May 17, 2007. To access the replay, dial 888-286-8010 (U.S. and Canada) and 617-801-6888 (international) and refer to passcode 35299674. To access the webcast, go to www.pgtinc.com and click “Investor Relations.”
About PGT
PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. In its 26th year, the company employs approximately 2,200 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Venice, FL and Salisbury, NC. Sold through a network of over 1,300 independent distributors, the company’s total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market that includes the Caribbean, South America and Australia. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ:PGTI).

Forward-looking Statements
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted. PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy. PGT, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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CONTACT: PGT, Inc.
Jeffrey T. Jackson, 941-486-0100, ext. 22786
jjackson@pgtindustries.com
Financial Schedules to Follow

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share amounts)

	Three Months Ended
	March 31,	April 1,
	2007	2006

Net sales	$72,675	$96,355
Cost of sales	47,903	60,634

Gross margin	24,772	35,721
Stock compensation expense related to dividend	—	26,898
Write-off of trademark	—	—
Selling, general and administrative expenses	20,245	21,868

Income (loss) from operations	4,527	(13,045)
Other expense (income), net	133	(409)
Interest expense	3,124	10,359

Income (loss) before income taxes	1,270	(22,995)
Income tax expense (benefit)	469	(8,919)

Net income (loss)	$801	$(14,076)

Basic net income (loss) per common share	$0.03	$(0.89)
Diluted net income (loss) per common and common equivalent share	$0.03	$(0.89)
Weighted average common shares outstanding:
Basic	26,999	15,749
Diluted	28,366	15,749

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	March 31,	December 30,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,573	$36,981
Accounts receivable, net	28,230	25,244
Inventories	11,840	11,161
Deferred income taxes	5,271	5,231
Other current assets	13,290	13,041

Total current assets	76,204	91,658

Property, plant and equipment, net	78,465	78,802
Goodwill	169,648	169,648
Other intangible assets, net	100,526	101,918
Other assets, net	1,645	1,968

Total assets	$426,488	$443,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,957	$17,807
Current portion of long-term debt	—	420

Total current liabilities	18,957	18,227
Long-term debt	145,488	165,068
Deferred income taxes	52,417	52,417
Other long-term liabilities	3,247	3,076

Total liabilities	220,109	238,788

Total shareholders’ equity	206,379	205,206

Total liabilities and shareholders’ equity	$426,488	$443,994

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited — in thousands, except per share amounts)

	Three Months Ended
	March 31,	April 1,
	2007	2006
Reconciliation to Adjusted Net Income (Loss) and Adjusted Net Income per pro forma share (1):
Net income (loss)	$801	$(14,076)
Reconciling items:
Cash payment to stock option holders (2)	—	26,898
Write-off of unamortized debt issuance costs in connection with the February 2006 refinancing (3)	—	4,617
Reduction in interest expense assuming February 2006 debt refinancing and repayment of debt with IPO proceeds were completed at the beginning of the period (3)	—	2,044
Management fee (4)	—	461
Tax effect of reconciling items at 39%	—	(13,268)

Adjusted net income	$801	$6,676

Weighted average shares outstanding:
Diluted shares	28,366	15,749
Incremental shares for IPO (5)	—	10,147
Incremental shares for stock incentive awards (6)	—	1,952

Pro forma diluted shares	28,366	27,848

Adjusted net income per pro forma share — diluted	$0.03	$0.24

Reconciliation to EBITDA and Adjusted EBITDA:
Net income (loss)	$801	$(14,076)
Reconciling items:
Depreciation and amortization expense	3,945	3,819
Interest expense	3,124	10,359
Income tax expense (benefit)	469	(8,919)

EBITDA	8,339	(8,817)
Add: Cash payment to stock option holders (2)	—	26,898
Management fee (4)	—	461

Adjusted EBITDA	$8,339	$18,542

Adjusted EBITDA as percentage of sales	11.5%	19.2%

(1)	The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed May 2, 2007.

(2)	Represents cash payments made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with the payment of dividends to our shareholders. This amount is included as a separate line item in the consolidated statement of operations of which $5,069 and $21,829 related to cost of sales and selling, general and administrative expenses, respectively, for 2006.

(3)	This amount is included in interest expense.

(4)	Represents management fees paid to our majority stockholder. Since consummating the initial public offering, these fees are no longer paid. The fees are included in selling, general and administrative expenses.

(5)	Represents incremental shares related to the company’s IPO assuming 10,147 shares sold by the company (including the over-allotment option of 1,324 shares) were issued at the beginning of the respective periods.

(6)	Represents incremental shares for stock options that were excluded from the calculation of earnings per share for the first quarter of 2006 because their effect would have been anti-dilutive.